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                                                                      Exhibit 99





                  Brush Wellman Inc. Reduces Litigation by Half


CLEVELAND - June 25, 2002 -- Brush Engineered Materials Inc. announced today that its wholly owned subsidiary, Brush Wellman Inc., has substantially reduced its litigation caseload through consistently favorable court rulings and a recent settlement agreement.

The recent agreement includes the dismissal of claims by 87 plaintiffs, resulting in the elimination of nearly half of the 193 claims pending against Brush Wellman Inc. at the end of 2001. The plaintiffs, who had alleged health effects from exposure to beryllium particulate, sought recovery under negligence, intentional tort and various other legal theories.

The settlement will not materially affect Brush Engineered Materials Inc.'s financial results. Some of the settlement expense is covered by insurance. The remainder, averaging about $13,000 per settled claim, was adequately provided for by previously established reserves.

Baron & Budd, P.C., of Dallas, represented the plaintiffs in the settlement.

As part of the agreement, two purported class actions against Brush Wellman seeking medical monitoring damages were also dismissed. Plaintiffs' motion to certify the class in a separate medical monitoring case was denied in February in the Court of Common Pleas in Cuyahoga County, Ohio.

Commenting on the settlement, Gordon D. Harnett, Chairman and Chief Executive Officer of Brush Engineered Materials Inc., said, "This agreement provides Brush Wellman with an expedient and very cost effective means to place a large block of claims behind it, further reducing future risk and uncertainty associated with this litigation."

Over the past year, the company has received favorable rulings on summary judgment motions in several jurisdictions, and a unanimous trial verdict in Colorado in June 2001. When presented with the facts, unbiased third parties have exonerated Brush Wellman and have recognized the company's proactive and comprehensive efforts to protect its employees, as well as those of its customers and vendors.

Harnett added, "We believe that our successful record in defending against these types of claims and repeated favorable court rulings provided a powerful incentive for these plaintiffs to agree to a settlement."
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Brush Wellman Inc. is a wholly owned subsidiary of Brush Engineered Materials
Inc. (NYSE: BW). Brush Engineered Materials Inc. is headquartered in Cleveland. The company, through its wholly owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.